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                                                                    Exhibit 99.1


                 AMRESCO Capital Trust Announces Board Approval
                     of Plan of Liquidation and Dissolution


DALLAS - AMRESCO Capital Trust (Nasdaq:AMCT) announced today that its Board of Trust Managers has approved a Plan of Liquidation and Dissolution, pursuant to which all of the company's assets will be liquidated and the company will be dissolved in accordance with the Texas REIT Act. Implementation of the Plan of Liquidation and Dissolution is contingent upon approval of shareholders of AMRESCO Capital Trust at the company's annual meeting which is currently expected to take place on June 15, 2000. More information on the plan and the expected distributions will be contained in proxy materials to be filed shortly with the SEC.

In addition, AMRESCO Capital Trust announced two executive changes. Dave Striph, who has served as Senior Vice President and Director of Production since November 1998, assumes the role of Executive Vice President and Chief Investment Officer. Tom Lewis, the company's Vice President and Controller since its inception, becomes Senior Vice President and Chief Financial Officer.

"Dave and Tom have played an integral role in AMRESCO Capital Trust's formation and growth and will expand their contributions with their additional responsibilities", said Robert L. Adair III, Chairman and CEO. "The company is actively working to maximize shareholder value and promoting these two seasoned professionals will solidify our management team.

AMRESCO Capital Trust specializes in providing senior and subordinated structured financing to real estate owners and developers. The company is managed by a subsidiary of AMRESCO, INC. (Nasdaq:AMMB) a Dallas-based financial services company. For more information about AMRESCO Capital Trust, please visit the web site at www.amrescoct.com.


Note: Certain statements in this press release are not based on historical facts. These statements are forward-looking statements that are based on current expectations that involve a number of risks and uncertainties. Consequently, actual results achieved may differ materially from what is presented. For a discussion of such risks and uncertainties, see "Risk Factors" in the reports that the company files with the Securities and Exchange Commission, including the company's registration statement.


Contact:
Jon Pettee        investorct@amresco.com
(214) 953-7942